TERMINATION AND SALE-PURCHASE AGREEMENT

This Termination and Sale-Purchase Agreement ("**Agreement**"), dated as of October 21, 2022 (the "**Effective Date**"), is by and between ReElement Technologies LLC, an Indiana limited liability company ("**RET**"), American Resources Corporation, a Florida Corporation ("**ARC**"), and HG Ventures LLC ("**HGV**"), each a "**Party**" and collectively the "**Parties**".

WHEREAS, RET and HGV entered into a Collaboration Agreement dated January 10, 2022 (the "**Collaboration Agreement**");

WHEREAS, ARC and HGV entered into a Second Amended and Restated Operating Agreement of American Rare Earth LLC (now ReElement Technologies LLC) dated January 10, 2022 (the "**Operating Agreement**");

WHEREAS, RET and HGV entered into a Warrant to Purchase Membership Interests of American Rare Earth LLC (now ReElement Technologies LLC) dated January 10, 2022 (the "**Warrant**"); and

WHEREAS, the RET and HGV desire to terminate the Collaboration Agreement and, simultaneously, HVG agrees to sell all of its ownership and interests in RET and the Warrant to ARC.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Termination of the Collaboration Agreement. Effective as of the Effective Date, RET and HGV agree to terminate, and hereby do terminate, the Collaboration Agreement.

2. Sale of RET Interests. Effective as of the Effective Date, all of the membership interests and rights owned by HGV in RET and the Warrant are hereby sold to ARC for the consideration of [redacted]

3. No Announcements. None of the Parties shall issue any further press release or public announcement or otherwise make any disclosure concerning (i) RET's and HGV's business relationship under the Collaboration Agreement, the transactions contemplated thereby, and/or the termination thereof, (ii) the transactions contemplated hereby, (iii) any non-public information or materials received or otherwise relating to any of the other Parties, or (iv) any understandings, agreements or other arrangements between or among the Parties. An exception of the foregoing would be any public disclosure required by ARC from regulations arising from the United States Securities and Exchange Commission (the "SEC"), which should disclosure be required by the SEC related to this Agreement, the parties will reasonably agree in advance to the language prior to it being disclosed. Further, each of the Parties shall remove any further reference to RET and HGV's collaboration from it and its affiliates' websites, social media accounts, press releases and other public announcements or communications, and RET shall remove Jonathan Schalliol's picture and any reference to him serving as a manager or member of the advisory board of RET from RET's and all of its affiliates' websites.

4. Non-Disparagement. From and after the Effective Date, each of the Parties agrees that it shall not (and shall cause each of its employees, officers, directors, managers, members, advisors or representatives not to) make or solicit or encourage others to make or solicit, directly or indirectly, any derogatory, disparaging or negative statement or communication regarding any of the other Parties or any of their respective businesses, products, services, employees, personnel or activities.

5. Injunctive Relief. The Parties agree that a breach of any of the terms of Section 3 or Section 4 of this Agreement is reasonably foreseeable to cause substantial harm to the non-breaching Party, and, therefore, in addition to any other remedies which may be available and notwithstanding anything to the contrary, the Parties agree that any Party seeking enforcement of Section 3 or Section of this Agreement shall be entitled, without limitation, to seek interim or injunctive relief in any court of law to enforce the obligations provided herein, whether temporary or permanent, and without the necessity of proving actual damages or posting any bond or other security.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or other electronic transmission shall be as effective as delivery of a manually executed counterpart of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARC:

AMERICAN RESOURCES CORP.

By: [signature]
Name: Thomas Sauve
Title: President

RET:

REELEMENT TECHNOLOGIES LLC

By: [signature]
Name: Thomas Sauve
Title: President

HGV:

HG VENTURES LLC

By: [signature]
Name: Jonathan R. Schalliol
Title: Finance & Operations Lead